                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           C&F FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO]


                                         C&F Financial Corporation
                                         Eighth and Main Streets
                                         P.O. Box 391
                                         West Point, Virginia 23181


Dear Fellow Shareholders:

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank. The meeting will be held on Tuesday, April 17, 2001, at 3:30 p.m. at the Father van den Boogaard Center, 3510 King William Avenue, West Point, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

     Please complete, sign, date, and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. The proxy may be revoked at any time before it is voted at the Annual Meeting.

     We appreciate your continuing loyalty and support of C&F Financial Corporation.

                                           Sincerely,


                                           /s/ Larry G. Dillon
                                           Larry G. Dillon
                                           President & Chief Executive Officer


West Point, Virginia
March 19, 2001

                           C&F FINANCIAL CORPORATION
                            Eighth and Main Streets
                                 P.O. Box 391
                          West Point, Virginia 23181


      _________________________________________________________________

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

      _________________________________________________________________


                           TO BE HELD APRIL 17, 2001


     The 2001 Annual Meeting of Shareholders of C&F Financial Corporation (the "Company") will be held at the Father van den Boogaard Center, 3510 King William Avenue, West Point, Virginia, on Tuesday, April 17, 2001, at 3:30 p.m. for the following purposes:

     1. To elect two Class II directors to the Board of Directors of the Company to serve until the 2004 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice.

     2. To ratify the Board of Directors' appointment of Yount, Hyde & Barbour, P.C., as the Company's independent public accountants for 2001.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on February 19, 2001, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.


                                              By Order of the Board of Directors


                                              /s/ Gari B. Sullivan
                                              Gari B. Sullivan
                                              Secretary


March 19, 2001


IMPORTANT NOTICE


     Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters which are considered, in which event the signed proxies are revoked.

                           C&F FINANCIAL CORPORATION
                            Eighth and Main Streets
                                 P.O. Box 391
                          West Point, Virginia 23181


                                PROXY STATEMENT
                      2001 ANNUAL MEETING OF SHAREHOLDERS
                                April 17, 2001


                                    GENERAL

     The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2001 Annual Meeting of the Shareholders (the "Annual Meeting") of C&F Financial Corporation (the "Company") to be held Tuesday, April 17, 2001, at 3:30 p.m. at the Father van den Boogaard Center, 3510 King William Avenue, West Point, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is March 19, 2001.

Revocation and Voting of Proxies

     Execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to such proposals, the proxy will be voted FOR proposals 1, and 2, as set forth in the accompanying notice and further described herein.

Voting Rights of Shareholders

     Only those shareholders of record at the close of business on February 19, 2001, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting is 3,568,039. The Company has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of Company common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

     With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. The ratification of Yount, Hyde & Barbour, P.C. as the Company's independent public accountants requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining whether such a proposal has been approved and therefore have no effect.

Solicitation of Proxies

     The cost of solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Company and Citizens and Farmers Bank (the "Bank") may make solicitations of proxies by telephone, telegram, special letter, or by special call, acting without compensation other than regular compensation. It is contemplated that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

Principal Holders of Capital Stock

     The following table shows the share ownership as of February 19, 2001, of the shareholders known to the Company to be the beneficial owners of more than 5% of the Company's common stock, par value $1.00 per share, which is the only voting security outstanding.

                              Amount and Nature
Name and Address                of Beneficial            Percent
of Beneficial Owner             Ownership/(1)/           of Class
-------------------             --------------           --------
Trusco Capital Management            239,752               6.7%
200 South Orange Avenue
Orlando, Florida 32801

_________________________

/(1)/ For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

          The following table sets forth certain information, as of February 19, 2001, about beneficial ownership of the Common Stock of the Company for each director, director nominee, certain executive officers and for all directors, director nominees, and executive officers of the Company as a group.

                                            Number of Shares
                                         Beneficially Owned/(1)/
Name                                     as of February 19, 2001       Percent of Class
----                                     -----------------------       ----------------
Larry G. Dillon                                 48,368/(2)/                  (1.4%)
James H. Hudson III                              4,239/(3)/                     *
J. P. Causey Jr.                                34,938/(3)/                  (1.0%)
Joshua H. Lawson                                29,422/(3)/                     *
William E. O'Connell Jr.                         4,250/(3)/                     *
Paul C. Robinson                                 4,692/(3)/                     *
Thomas F. Cherry                                 5,700/(2)/                     *
Gari B. Sullivan                                 6,683/(2)/                     *
All Directors and Executive                    138,292                       (3.8%)
  Officers as a group (8 persons)

____________________
* Represents less than 1% of the total outstanding shares of the Company's common stock.

/(1)/ For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

/(2)/ Includes 18,534 shares, 5,500 shares, and 5,200 shares for Mr. Dillon, Mr.
      Cherry, and Mr. Sullivan, respectively, as to which they hold presently exercisable options. A description of such options is set forth below in greater detail in "Employee Benefit Plans - Incentive Stock Option Plan."

/(3)/ Includes 2,250 shares represented by presently exercisable options. A description of the plan under which these options were issued is set forth below in "Director Compensation."

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

          The Company's Board is divided into three classes (I, II, and III) of directors. The term of office for Class II directors will expire at the Annual Meeting. Two persons named below, each of whom currently serves as a director of the Company, will be nominated to serve as Class II directors. If elected, the Class II nominees will serve until the 2004 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Company's Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Company's Board.

          Certain information concerning the nominees for election at the Annual Meeting as Class II directors is set forth below, as well as certain information about the other Class III and I directors, who will continue in office until the 2002 and 2003 Annual Meeting of Shareholders, respectively.

                                                                                Principal
                                             Served                         Occupation During
Name (Age)                                 Since/(1)/                        Past Five Years
----------                                 ----------                        ---------------
Class I Directors             (Serving Until the 2003 Annual Meeting)

Larry G. Dillon (48)                         1989                         Chairman, President and
                                                                          Chief Executive Officer of the
                                                                          Company and the Bank

James H. Hudson III (52)                     1997                         Attorney-at-Law
                                                                          Hudson & Bondurant, P.C.

Class II Directors (Nominees) (Serving Until the 2004 Annual Meeting)

Joshua H. Lawson (59)                        1993                         President, Thrift Insurance Corporation

Paul C. Robinson (43)                        1994                         President, Francisco, Robinson &
                                                                          Associates, Inc.

Class III Directors           (Serving Until the 2002 Annual Meeting)

J. P. Causey Jr. (57)                        1984                         Senior Vice President, Secretary &
                                                                          General Counsel of Chesapeake
                                                                          Corporation

William E. O'Connell Jr. (63)                1994                         Chessie Professor of Business,
                                                                          The College of William and Mary

/(1)/ Refers to the year in which the director was first elected to the Board of Directors of the Bank.

     The Board of Directors of the Bank consists of the six members of the Company's Board listed above, as well as, Barry R. Chernack, P. L. Harrell, Bryan E. McKernon, Reginald H. Nelson IV, and Thomas B. Whitmore Jr.

     The Board of Directors is not aware of any family relationship between any director or person nominated by the Company to become director; nor is the Board of Directors aware of any involvement in legal proceedings which are material to any impairment of the ability or integrity of any director or person nominated to become a director. Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTORS NOMINATED TO SERVE AS CLASS II DIRECTORS.

Board Committees and Attendance

     During 2000, there were nine meetings of the Board of Directors of the Company. Each director attended at least 75% of all meetings of the boards and committees on which he served. The Board of Directors of the Company has Capital Plan and Audit Committees and the Board of Directors of the Bank has Executive and Compensation Committees. The Board of Directors of the Company acts as the nominating committee for nominees to be voted on for election as directors. In its capacity as the nominating committee, the Board of Directors accepts recommendations from shareholders concerning potential director nominees.

     Members of the Capital Plan Committee are Messrs. Causey, Dillon, Hudson, and O'Connell. The Capital Plan Committee reviews capital related matters and submits proposals or recommendations to the Board of Directors. The Capital Plan Committee did not meet during 2000.

     Members of the Executive Committee are Messrs. Causey, Dillon, Hudson, and O'Connell. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. The Executive Committee did not meet during 2000.

     Members of the Compensation Committee are Messrs. Causey, Harrell, Hudson, and Whitmore. The Compensation Committee recommends the level of compensation of each officer of the Bank, the granting of stock options and other employee remuneration plans to the Board of Directors. The Compensation Committee met four times during 2000.

     Members of the Audit Committee are Messrs. Causey, Chernack, Lawson, O'Connell and Robinson. The Audit Committee reviews and approves various audit functions including the year-end audit performed by the Company's independent public accountants. The Audit Committee met four times during 2000. See Report of the Audit Committee on page 10.


Directors' Compensation

     Each of the directors of the Company is also a director of the Bank. Non-employee members of the Board of Directors of the Bank receive an annual retainer of $2,500, payable quarterly, with a base meeting fee of $300 per day for Company or Bank meetings and a fee of $100 for each secondary meeting of the Company, Bank, or any committees thereof held on the same day as a meeting for which the base meeting fee is paid.

     In addition to cash compensation, non-employee members of the Board of Directors of the Bank participate in the Non-Employee Directors' Stock Compensation Plan. Under this plan, directors are granted the option to purchase the Company's common stock at a price equal to the fair market value of the stock at the date of grant. Options are exercisable twelve months after the date of grant and expire ten years from the date of grant. On May 1, 2000, all non-employee members of the Board of Directors were granted 1,500 options at a price of $16.00 per share.

Interest of Management in Certain Transactions

     As of December 31, 2000, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors, and their associates amounted to $2,510,347, or 6.47%, of total year-end capital. The maximum aggregate amount of such indebtedness during 2000 was $1,044,784, or 2.69%, of total year-end capital. These loans were made in the ordinary course of the Bank's business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risks of collectibility or present other unfavorable features. The Bank expects to have in the future similar banking transactions with officers, directors, and their associates.


Executive Compensation

     Summary of Cash and Certain Other Compensations. The following table shows the cash compensation paid to Mr. Dillon, President and Chief Executive Officer of the Company, Thomas F. Cherry, Senior Vice President and Chief Financial Officer of the Company, and Gari B. Sullivan, Senior Vice President and Secretary of the Company, during 2000, 1999, and 1998. During 2000, no other executive officer of the Company received compensation in excess of $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                     Annual Compensation                   Compensation
                                     -------------------                   ------------
                                                                                                  All
Name and                                                 Other Annual                            Other
Principal Position       Year   Salary    Bonus/(1)/   Compensation/(2)/   Options/(3)/    Compensation/(4)/
------------------       ----   ------    ----------   -----------------   ------------    -----------------
Larry G. Dillon          2000  $167,500    $50,000             -               3,500           $28,023
 President/Chief         1999   152,500     50,000             -               3,500            22,736
 Executive Officer       1998   140,000     50,000             -               3,500            22,842

Thomas F. Cherry         2000   100,000     20,000             -               2,500            21,773
 Senior Vice             1999    89,000     20,000             -               2,500            10,410
 President/CFO           1998    77,500     15,000             -               2,500             9,010

Gari B. Sullivan         2000    90,500     13,000             -               2,000            29,089
 Senior Vice             1999    87,500     13,000             -               2,000            29,812
 President/Secretary     1998    85,500     12,000             -               1,500            28,619

_______________


/(1)/  All bonuses were paid under the Management Incentive Bonus Plan.
/(2)/ The amount of compensation in the form of perquisites or other personal benefits properly categorized in this column according to the disclosure rules adopted by the Commission did not exceed the lesser of either $50,000, or 10% of the total annual salary and bonus reported in each of the three years reported for Mr. Dillon, Mr. Cherry, and Mr. Sullivan.
/(3)/ Year 2000 options were granted at an exercise price of $15.75 per share; year 1999 options were granted at an exercise price of $17.00 per share; year 1998 options were granted at an exercise price of $18.625 per share.
/(4)/  $7,680, $8,000, and $8,667, were contributed for Mr. Dillon, $5,773,
       $5,210, and $4,501 were contributed for Mr. Cherry, and $4,980, $4,975, and $5,102, were contributed for Mr. Sullivan under the Bank's Profit-Sharing Plan for 2000, 1999, and 1998, respectively. $6,218, $6,736, and $5,454, were contributed for Mr. Dillon and $18,334, $19,861, and $18,334, were contributed for Mr. Sullivan under the Bank's Split-Dollar Insurance Program for 2000, 1999, and 1998, respectively. $8,000, $8,000, and $8,721 were contributed for Mr. Dillon,

       $6,000, $5,200, and $4,509, were contributed for Mr. Cherry, and $5,775, $4,975, and $5,183, were contributed for Mr. Sullivan under the Bank's 401(k) Plan for 2000, 1999, and 1998, respectively. $5,635 and $10,000 were contributed for Mr. Dillon and Mr. Cherry, respectively, under the Company's Executive's Deferred Compensation Plan for 2000.



       Stock Options and SAR. The following table shows all grants of options to Messrs. Dillon, Cherry, and Sullivan in 2000:


                     Option/SAR Grants in Last Fiscal Year

                                                                               Potential Realizable Value
                                                                                 at Assumed Annual Rates
                                                                               of Stock Price Appreciation
                                            Individual Grants                        for Option Term
                     -------------------------------------------------------------   ---------------
                                          % of Total
                                        Options Granted   Exercise or
                         Options        to Employees in   Base Price    Expiration     5%         10%
Name                 Granted (#) /(1)/    Fiscal Year       ($/Sh)         Date        ($)        ($)
----                 ---------------      -----------       ------         ----        ---        ---
Larry G. Dillon           3,500              6.21%          $15.75       12/17/10   $34,668    $87,855
Thomas F. Cherry          2,500              4.44%          $15.75       12/17/10    24,763     62,754
Gari B. Sullivan          2,000              3.55%          $15.75       12/17/10    19,810     50,203

___________________

/(1)/   Vesting is as follows:  100% on December 17, 2005.


        Option/SAR Exercises and Holdings. The following table shows stock options exercised by Messrs. Dillon, Cherry, and Sullivan in 2000:

        Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
                              Options/SAR Values

                                                                                      Value of Unexercised
                                                           Number of Unexercised          In-the-Money
                                                                 Options at                Options at
                               Shares                      December 31, 2000 (#)      December 31, 2000($)
                            Acquired on        Value            Exercisable/              Exercisable/
Name                        Exercise (#)    Realized ($)       Unexercisable              Unexercisable
----                        ------------    ------------       -------------              -------------
   Larry G. Dillon             1,200           10,650             18,534/                    70,200/
                                                                   8,166                        0
   Thomas F. Cherry              --              --                5,500/                    10,375/
                                                                   5,000                        0
   Gari B. Sullivan            3,200           30,894              5,200/                    12,900/
                                                                   4,500                        0

Change in Control Agreements

      The Company has entered into "change in control agreements" with Mr. Dillon and Mr. Cherry. The agreement for Mr. Dillon provides certain payments and benefits in the event of a termination of his employment by the Company without "cause," or by Mr. Dillon for "good reason," during the period beginning on the occurrence of a "change in control" (as defined) of the Company and ending sixty-one days after the second anniversary of the change in control date. In such event, Mr. Dillon would be entitled (i) to receive in 12 consecutive quarterly installments, or in a lump sum, two and one-half times the sum of his highest aggregate annual base salary during the 24 month period preceding the change in control date and his highest aggregate annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, split-dollar insurance, and similar benefits under the Company's welfare benefit plans and to have the three year period credited as service towards completion of any service requirement for retiree coverage under the Company's welfare benefit plans; and (iii) if Mr. Dillon requests within one year after his termination to have the Company acquire his residence for its appraised fair market value.

      The agreement for Mr. Cherry provides certain payments and benefits in the event of a termination of his employment by the Company without "cause," or by Mr. Cherry for "good reason," during the period beginning on the occurrence of a "change in control" (as defined) of the Company and ending sixty-one days after the first anniversary of the change in control date. In such event, Mr. Cherry would be entitled (i) to receive in 4 consecutive quarterly installments, or in a lump sum, the sum of his highest aggregate annual base salary during the 24 month period preceding the change in control date and his highest aggregate annual bonus for the three fiscal years preceding the change in control date; and (ii) for a period of one year following termination, to receive continuing health insurance, life insurance, and similar benefits under the Company's welfare benefits plans and to have the one year period credited as service towards completion of any service requirement for retiree coverage under the Company's welfare benefit plans.

      During the term of the agreements following a change in control, Mr. Dillon or Mr. Cherry may voluntarily terminate his employment and become entitled to these payments and benefits under certain circumstances. These circumstances include, but are not limited to, a material adverse change in his position, authority, or responsibilities, or a reduction in his rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage), or other perquisites as in effect immediately prior to the change in control date.

      Payments and benefits provided under the agreements will be reduced, if and to the extent necessary, so that Mr. Dillon and Mr. Cherry will not be subject to a federal excise tax on, and the Company will not be denied an income tax deduction on account of having made, excess parachute payments.


Employee Benefit Plans

      The Bank has a Non-Contributory Defined Benefit Retirement Plan (the "Retirement Plan") covering substantially all employees who have reached the age of 21 and have been fully employed for at least one year. The Retirement Plan provides participants with retirement benefits related to salary and years of credited service. Employees become vested after five plan years of service, and the normal retirement date is the plan anniversary date nearest the employee's 65th birthday. The Retirement Plan does not cover directors who are not active officers. The amount expensed for the Retirement Plan during the year ended December 31, 2000, was $153,684.

      The following table shows the estimated annual retirement benefits payable to employees in the average annual salary and years of service classifications set forth below assuming retirement at the normal retirement age of 65.

Consecutive Five-Year                Years of Credited Service
    Average Salary        15           20         25       30        35
----------------------  -------      -------    -------  -------  --------
      $ 25,000          $ 4,688      $ 6,250    $ 7,813  $ 8,750  $  9,688
        40,000            8,018       10,690     13,363   15,035    16,708
        55,000           12,518       16,690     20,863   23,660    26,458
        75,000           18,518       24,690     30,863   35,160    39,458
       100,000           26,018       34,690     43,363   49,535    55,708
       125,000           33,518       44,690     55,863   63,910    71,958
       150,000           41,018       54,690     68,363   78,285    88,208
       170,000           47,018       62,690     78,363   89,785   101,208

      Benefits under the Retirement Plan are based on a straight life annuity assuming full benefit at age 65, no offsets, and covered compensation of $35,400 for a person age 65 in 2000. Compensation is currently limited to $170,000 by the Internal Revenue Code. The estimated annual benefit payable under the Retirement Plan upon retirement is $91,061, $56,634, and $23,683 for Messrs. Dillon, Cherry, and Sullivan, respectively, credited with 40 years of service for Messrs. Dillon and Cherry and 15 years of service for Mr. Sullivan.
Benefits are estimated on the basis that they will continue to receive, until age 65, covered salary in the same amount paid in 2000.

Compensation Committee Report on Executive Compensation

      The Compensation Committee (the "Committee"), which is composed of non-employee Directors of the Company and the Bank listed below, recommends to the Board of Directors of the Bank (the "Bank Board") the annual salary levels and any bonuses to be paid to the Bank's executive officers. The Committee also makes recommendations to the Bank Board regarding the issuance of stock options and other compensation related matters.

      Currently, the individuals serving as Chief Executive Officer and executive officers of the Company also serve in the same capacities, respectively, for the Bank. These officers are presently compensated for services rendered by them to the Bank, but not for services rendered by them to the Company.

      The primary objective of the Bank's executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Bank in a manner to promote its growth and profitability and advance the interest of the Company's shareholders. As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual's and the organization's performance in achieving the organization's goals and objectives, both financial and non-financial, and in helping to build value for the Company's shareholders. Based on its evaluation of these factors, the Committee believes that the executive officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation plans the Committee has implemented and administered have contributed to achieving this management focus.

      The principal elements of the Bank's compensation program include base annual salary, split-dollar insurance participation, short-term incentive compensation under the Bank's Management Incentive Bonus Plan (detailed below), long-term incentives through the grants of stock options under the Incentive Plan (detailed below), and, starting in 2000, employer contributions under the amended Executive's Deferred Compensation Plan (detailed below).

      The Bank adopted a Management Incentive Bonus Plan (the "Bonus Plan") effective January 1, 1987. The Bonus Plan is offered to selected members of management. The bonus is derived from a pool of funds determined by the Bank's total performance relative to (1) prescribed growth rates of assets and deposits, (2) return on average assets, and (3) absolute level of net income. Attainment, in whole or in part, of these goals dictates the amount set aside in the pool of funds. Evaluation of attainment and approval of the pool amount is done by the Bank Board. Payment of the bonus is based on individual performance and paid in cash as a percentage of the respective individual's base salary. Expense is accrued in the year of the specified performance.

      The Company adopted the 1994 Incentive Stock Option Plan (the "Incentive Plan") effective May 1, 1994. The Incentive Plan was amended by the Company on February 15, 2000. The Incentive Plan makes available up to 500,000 shares of common stock for awards to key employees of the Company and its subsidiaries in the form of stock options, stock appreciation rights, and restricted stock (collectively, "Awards"). The purpose of the Incentive Plan is to promote the success of the Company and its subsidiaries by providing incentives to key employees that will promote the identification of their personal interests with the long term financial success of the Company and with growth in shareholder value. The Incentive Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

      In considering compensation for the Chief Executive Officer and the other executive officers, the Committee relied on compensation surveys and an evaluation of the officers' level of responsibility and performance. In 1999, the Committee used the following compensation surveys to assist in developing its recommendation on compensation for 2000: the SNL Executive Compensation Review; the Sheshunoff Bank Executive and Director Compensation Survey; and the Virginia Bankers Association's Salary Survey of Virginia Banks. The Committee believes that these are relevant and appropriate indicators of compensation paid by the Bank's competitors. The Committee received an evaluation by the Chief Executive Officer of the performance of the executive officers (other than the Chief Executive Officer) during 1999. The Committee evaluated the performance of the Chief Executive Officer based on the financial performance of the Company and the Bank, achievements in implementing the Bank's long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Committee. No particular weight was given to any aspect of the performance of the Chief Executive Officer, but his performance in 1999 was evaluated as outstanding, with the Company and the Bank achieving earnings in excess of its peer group and significant progress being made on the Bank's long-term strategy.

      Based on the salary surveys and the performance evaluations, the Committee generally set base annual salaries for the Chief Executive Officer and the other executive officers in the median range of salaries contained in the various surveys for comparable positions.

      The Committee also reviewed each executive officer's performance and responsibility to assess the payment of short-term incentive compensation. The Committee uses the compensation surveys and considers the performance of the Bank relative to its peer group, taking into consideration profit growth, asset growth, return on equity, and return on assets. No particular weight is given to each of these elements. The cash bonuses were given based upon the role of such officers in the growth and profitability of the Bank in 2000.

      Each year, the Committee also considers the desirability of granting long-term incentive awards under the Company's Incentive Plan. The Committee believes that grants of options focus the Bank's senior management on building profitability and shareholder value. The Committee notes in particular its view that stock option grants afford a desirable long-term compensation method because they closely ally the interest of management with shareholder value. In fixing the grants of stock options with the senior management group, other than the Chief Executive Officer, the Committee reviewed with the Chief Executive Officer recommended individual awards, taking into account the respective scope of responsibility and contributions of each member of the senior management group. The award to the Chief Executive Officer was fixed separately and was based, among other things, on the review of competitive compensation data from selected peer companies and information on his total compensation, as well as, the Committee's perception of his past and expected future contributions to the Company's achievement of its long-term goals.

      For 2000 and ensuing years, the Committee determined that additional retirement funding for select executives is appropriate and should be provided by amending its non-qualified defined contribution plan known as the Executive's Deferred Compensation Plan (which previously only provided for elective salary and bonus deferrals). These employer contributions are in the form of additional retirement contributions to make up for arbitrary limitations on covered compensation imposed by the Internal Revenue Code with respect to the Bank's Profit Sharing / 401(k) Plans and to enhance retirement benefits by providing supplemental contributions from time to time on such basis as the Committee and the Board determine.

                            Compensation Committee

                          J. P. Causey Jr. - Chairman
                                 P. L. Harrell
                              James H. Hudson III
                            Thomas B. Whitmore Jr.


Compensation Committee Interlocks and Insider Participation

      During 2000 and up to the present time, there were transactions between the Company's banking subsidiary and certain members of the Compensation Committee, or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involved more than the normal risk of collectibility or present other unfavorable features.

      None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its affiliates. No director may serve as a member of the Committee if he is eligible to participate in the Incentive Plan or was at any time within one year prior to his appointment to the Committee eligible to participate in the Incentive Plan.


Report of the Audit Committee

     The Audit Committee of the Board of Directors of the Company (the "Board"), which consists entirely of directors who meet the independence requirements of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards, has furnished the following report:

      The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board, which is attached as Appendix 1 to this Proxy Statement. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

      The Audit Committee is responsible for overseeing the Company's overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2000, the Audit Committee:

      . Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with management and Yount, Hyde & Barbour, P.C. ("YHB"), the Corporation's independent accountants;

      . Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

      . Received written disclosures and the letter from YHB regarding its independence as required by Independence Standards Board Standard No.
          1. The Audit Committee discussed with YHB their independence.

      The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

      Based on the Audit Committee's review of the audited financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                Audit Committee

                          Joshua H. Lawson, Chairman
                                J. P. Causey Jr
                               Barry R. Chernack
                           William E. O'Connell Jr.
                               Paul C. Robinson


Principal Accounting Fees

     During 2000, the Company paid its principal accounting firm, Yount, Hyde & Barbour, P.C., $57,600 in audit fees. The Company paid Yount, Hyde & Barbour, P.C. an additional $3,000 for review of the Company's financial statements included in its Forms 10-Q. The Company paid no fees to Yount, Hyde & Barbour, P.C. for services regarding Financial Information System Design and Implementation.

Performance Graph

      The following graph compares the yearly cumulative total shareholder return on the Company's common stock with (1) the yearly cumulative total shareholder return on stocks included in the NASDAQ stock index and (2) the yearly cumulative total shareholder return on stocks included in the Independent Bank Index prepared by the Carson Medlin Company. The Independent Bank Index is the compilation of the total return to shareholders over the past 5 years of a group of twenty-three independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia.

      There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below.

                           C&F FINANCIAL CORPORATION
                          Five Year Performance Index

                                    [GRAPH]


                                       1995 1996 1997 1998 1999 2000
                                       ---- ---- ---- ---- ---- ----
          C&F FINANCIAL CORPORATION     100   94  135  199  187  164
          INDEPENDENT BANK INDEX        100  128  193  204  185  191
          NASDAQ INDEX                  100  123  151  213  395  238

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act requires directors, executive officers, and 10% beneficial owners of the Company's common stock to file reports concerning their ownership of common stock. The Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 2000.


                                 PROPOSAL TWO
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors, subject to ratification by the shareholders, has appointed Yount, Hyde & Barbour, P.C. as independent public accountants for the current fiscal year ending December 31, 2001.

      A representative of Yount, Hyde & Barbour, P.C. will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to appropriate questions from the shareholders. Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the independent public accountants of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS INDEPENDENT PUBLIC ACCOUNTANTS.


                                OTHER BUSINESS

      As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

                SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

      Proposals of shareholders intended to be presented at the 2002 Annual Meeting must be received by the Company no later than November 6, 2001. Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal (including any shareholder nominations for director candidates) in its proxy statement or form of proxy for that meeting unless the proposal is received by the Company's Secretary, at the Company's principal office in West Point, Virginia, on or before the date set forth above.

                                              By Order of the Board of Directors

                                              /s/ Gari B. Sullivan
                                              Gari B. Sullivan
                                              Secretary



West Point, Virginia
March 19, 2001



A copy of the Company's Annual Report on Form 10-K Report (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2000, will be furnished without charge to shareholders upon written request directed to the Company's Secretary as set forth on the first page of this Proxy Statement.

                                   Appendix

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER


I.   PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, and the investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

          . Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

          . Review and appraise the audit efforts of the Company's independent accountants and internal audit function.

          . Provide an open avenue of communication among the Company's independent accountants, financial and senior management, the internal audit function, and the Board of Directors

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.


II.  COMPOSITION

     The Audit Committee shall be composed of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until the next annual organizational meeting or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal audit function and the partner in charge of the Company's external audit in separate executive session to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review
------------------------

1. Review and update this Charter periodically, but at least annually, as conditions dictate.

2. Review the Company's annual audited financial statements with management and the independent accountants.

3. Review the regular internal reports to management prepared by the internal audit function and management's response.

4. Require that the Company's independent accountants review the Form 10-Q prior to its filing and issue a report on such review.

Independent Accountants and Internal Auditors
---------------------------------------------

5. Recommend to the Board of Directors the selection of the independent accountants and the internal auditors considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants and internal auditors. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company and consider the accountants' independence.

6. Review and discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61.

7. Review the performance of the independent accountants and internal auditors and approve any proposed discharge of the independent accountants and internal auditors when circumstances warrant.

8. Periodically discuss with the independent accountants and internal auditors out of the presence of management the Company's internal controls and the fullness and accuracy of the Company's financial statements.

Financial Reporting Process
---------------------------

9. In consultation with the independent accountants and the internal auditors, review the integrity of the Company's financial reporting processes, both internal and external.

10. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

11. Consider and approve major changes, if appropriate, to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditors.

12. Recommend to the Board of Directors the audited financial statements be included in the Company's Annual Report on Form 10-K.

Process Improvement
-------------------

13. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

14. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

15. Review any significant disagreement among management, the independent accountants or the internal auditors in connection with the preparation of the financial statements or other matters.

16. Review with the independent accountants, the internal auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements as decided by the Committee.)

                           C&F FINANCIAL CORPORATION

          This Proxy is solicited on behalf of the Board of Directors

    The undersigned hereby appoints Larry G. Dillon and James H. Hudson III, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Company standing in te name of the undersigned as of February 19, 2001, at the annual meeting of shareholders to be held Tuesday, April 17, 2001 - 3:30 p.m. at the Father van den Boogaard Center, 3510 King Williams Avenue, West Point, Virginia, or any adjournments thereof, on each of the following matters. This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each proposal and on other matters at the discretion of the proxy agents.

                 (Continued and to be signed on Reverse Side)

                        Please sign, date and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                           C&F FINANCIAL CORPORATION

                                April 17, 2001

                Please Detach and Mail in the Envelope Provided

A [X] Please mark your votes as in this example.

1. To elect two Class II directors to serve until the 2004 Annual Meeting of Shareholders, or until their successors are elected and qualified, as instructed below.

   [ ] FOR all nominees       [ ] WITHHELD from     Nominees:
       (except as marked to       all nominees.        Joshua H. Lawson
       the contrary below.)                            Paul C. Robinson

(Instruction: To withhold authority to vote for any nominee(s), write that nominee(s) name on the space provided below.)

-----------------------------------------------------------------------------

2. Proposal to ratify the appointment of Yount, Hyde & Barbour, P.C. as independent public accountants of the Company for 2001.

                [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. The transaction of any other business as may properly come before the Annual Meeting or any adjournment thereof. Management presently knows of no other business to be presented at the Annual Meeting.

Meeting Attendance
------------------

I plan to attend the annual meeting on Tuesday, April 17th, 2001 at the location printed on the back. I will also note the number of attendees.

        Will Attend Meeting [ ]        Will not Attend Meeting [ ]

Number of Attendees

----------------------------------

Signature _____________________________________ Dated: _______________ , 2001

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.